LWI FINANCIAL INC. 10 Almaden Blvd., 15th Floor San Jose, CA 95113 (800) 366-7266 www.loringward.com

Exhibit (d)(iii)(a)

June 9, 2015

Board of Trustees
SA Funds – Investment Trust
10 Almaden Blvd., 15th Floor
San Jose, CA 95113

RE:       Amended and restated Fee Waiver and Expense Reimbursement Letter Agreement

Dear Gentlemen,

Each fund listed on the attached Schedule A (each, a “Fund”) is a series of the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”). The Trust, on behalf of each Fund, has entered into an investment advisory and administrative services agreement with LWI Financial Inc. (“LWIF”), whereby LWIF provides investment advisory and administrative services to each fund (the “Advisory Agreement”). The Trust, on behalf of each Fund, has entered into a Fee Waiver and Expense Reimbursement Agreement by letter dated October 13, 2008, and an amended and restated Fee Waiver and Expense Reimbursement Agreement by letter dated September 1, 2011. By this letter of agreement, LWIF and the Trust hereby agree to further amend and restate the terms of the prior amended and restated Fee Waiver and Expense Reimbursement Agreement pursuant to the terms herein and the attached Schedule A.

LWIF hereby agrees, with respect to each Fund, for so long as this agreement is in effect, to waive the fees payable to LWIF under the Advisory Agreement with respect to the Fund or to reimburse the operating expenses allocable to the Fund, to the extent that the Fund’s operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses and extraordinary expenses) (“Operating Expenses”) exceed, in aggregate, the rate per annum as set forth in Schedule A, as a percentage of the average daily net assets of such Fund. All amounts waived or reimbursed may be subject to recapture pursuant to the terms of the Advisory Agreement.

The foregoing expense limitations, effective July 1, 2015 (the “Effective Date”), shall remain effective for all Funds until October 28, 2021. This agreement may only be amended or terminated with the approval of the Trust’s Board of Trustees.

This agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the state of California, except insofar as federal laws and regulations are controlling.

LWI FINANCIAL INC. 10 Almaden Blvd., 15th Floor San Jose, CA 95113 (800) 366-7266 www.loringward.com

Exhibit (d)(iii)(a)

If you are in agreement with the foregoing, please sign the form of acceptance in the counterpart listed below, and return the same to LWIF.

Best regards,

LWI FINANCIAL INC.		The foregoing agreement is hereby accepted as of July 1, 2015:

By:	/s/ Alexander B. Potts	SA FUNDS – INVESTMENT TRUST
Name:	Alexander B. Potts	on behalf of each Fund listed in Schedule A to this agreement
Title:	President & Chief Executive Officer	By:	/s/ Christopher D. Stanley
		Name:	Christopher D. Stanley
		Title:	Vice President

LWI FINANCIAL INC. 10 Almaden Blvd., 15th Floor San Jose, CA 95113 (800) 366-7266 www.loringward.com

Exhibit (d)(iii)(a)

Schedule A

Fund	Fee Cap
Percentage of the average daily
net assets of each Fund
SA Global Fixed Income Fund	0.80%
SA US Fixed Income Fund	0.65%
SA US Core Market Fund	1.00%
SA US Value Fund	1.05%
SA US Small Company Fund	1.20%
SA International Value Fund	1.20%
SA International Small Company Fund	1.10%
SA Real Estate Securities Fund	1.00%
SA Emerging Markets Value Fund	1.40%